                                                                       Exhibit 5


                [Luse Lehman Gorman Pomerenk & Schick letterhead]



                                                                  (202) 274-2000

April 5, 2002

The Board of Directors
Brookline Bancorp, Inc.
160 Washington Street
Brookline, Massachusetts  02445

         RE: BROOKLINE BANCORP, INC.
             COMMON STOCK PAR VALUE $.01 PER SHARE

Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of the common stock, par value $.01 per share ("Common Stock") of Brookline Bancorp, Inc. (the "Company"). We have reviewed the Company's Certificate of Incorporation, Registration Statement on Form S-1 (the "Form S-1"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

     This Opinion has been prepared for the use of the Company in connection with the Form S-1. We hereby consent to our firm being referenced under the caption "Legal Matters."

                                    Very truly yours,


                                    \s\  LUSE LEHMAN GORMAN POMERENK & SCHICK


                                    LUSE LEHMAN GORMAN POMERENK & SCHICK
                                    A PROFESSIONAL CORPORATION